Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-21680, 33-57117, 333-64170, 333-83251 and 333-136071, 333-150781 and 333-189086 of Valmont Industries, Inc. and Subsidiaries (the "Company") on Form S-8 of our reports dated February 28, 2018, relating to the consolidated financial statements and financial statement schedule of the Company and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Valmont Industries, Inc. for the fiscal year ended December 30, 2017.

/s/ DELOITTE & TOUCHE LLP
Omaha, Nebraska
February 28, 2018